Exhibit 10.31

Name:	David Bourdon
Number of Shares of Common Stock subject to Award:	180,832
Date of Grant:	November 10, 2022

LifeStance Health Group, Inc.

2021 Equity Incentive Plan

Stock Award Agreement

This agreement (this “Agreement”) evidences an award (the “Award”) of shares of Common Stock granted by LifeStance Health Group, Inc. (the “Company”) to the individual named above (the “Participant”), pursuant to and subject to the terms of the Company’s 2021 Equity Incentive Plan (as amended from time to time, the “Plan”).

1.
Grant of Stock Award. The Company grants to the Participant on the date set forth above (the “Date of Grant”) the number of shares of Common Stock (the “Shares”) set forth above. The Shares shall be fully vested on the Date of Grant. In addition, the Shares shall be subject to the lock-up agreement specified in Section 2.
2.
Lock-Up. The Participant agrees to refrain from making any sales of the Shares or engaging in any derivative transactions therewith until the third anniversary of the Date of Grant and thereafter only in accordance with the Insider Trading Policy of the Company.
3.
Taxes. The Participant expressly acknowledges that the Award will give rise to “wages” subject to withholding. The Company shall withhold a sufficient number of shares from the Award to cover the Participant’s customary withholding obligations and remit payment to the relevant taxing authorities on the Participant’s behalf in lieu of the Participant remitting a cash payment to the Company in such amount on the Date of Grant. The Participant authorizes the Company and its subsidiaries to withhold any amounts due in respect of any required tax withholdings or payments from any amounts otherwise owed to the Participant as noted in this Section, but nothing in this sentence may be construed as relieving the Participant of any liability for satisfying his or her obligation under the preceding provisions of this Section.
4.
83(b) Election. The Participant has been advised to confer promptly with a professional tax advisor to consider whether the Participant should make a so-called “83(b) election” with respect to the Shares. Any such election, to be effective, must be made in accordance with applicable regulations and within 30 days following the date of “transfer” of the Shares (as determined under Section 83 of the Code). The Company has made no recommendation to the Participant with respect to the advisability of making such an election. If the Participant makes an 83(b) election, such election must be filed by the Participant with the appropriate Internal Revenue Service office not later than 30 days after the Date of Grant and the Participant will provide a copy of such election to the Company promptly thereafter.
5.
Effect on Employment. The grant of the Award does not give the Participant any right to be retained in the employ or service of the Company or any of its subsidiaries, affect the right of the Company or any of its subsidiaries to discharge the Participant at any time, or affect any right of the Participant to terminate his or her Employment at any time.

6.
Provisions of the Plan. This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the Date of Grant has been furnished to the Participant. By accepting, or being deemed to have accepted, all or any portion of the Award, the Participant agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan will control.
7.
Acknowledgements. The Participant acknowledges and agrees that:
(a)
The grant of the Award is considered a one-time benefit and does not create a contractual or other right to receive any other award under the Plan, benefits in lieu of such awards or any other benefits in the future.
(b)
The Plan is a voluntary program of the Company and future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any award, the amount of any award, vesting provisions and purchase price, if any.
(c)
The value of the Award is an extraordinary item of compensation outside of the scope of the Participant’s employment. As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-term service awards, pension or retirement benefits or similar payments.
(d)
The Participant authorizes the Company to use and disclose to any agent administering the Plan or providing recordkeeping services with respect to the Plan such information and data as the Company shall request in order to facilitate the grant of the Award and the administration of the Plan, and the Participant waives any data privacy rights he or she may have with respect to such information or the sharing of such information.
(e)
(i) This Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument, (ii) this Agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, will constitute an original signature for all purposes hereunder, and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Participant.

[Signature page follows.]

The Company, by its duly authorized officer, and the Participant have executed this Agreement as of the Date of Grant.

LifeStance Health Group, Inc.

By:	/s/ Ryan Pardo
Name:	Ryan Pardo
Title:	Chief Legal Officer, Vice President and Secretary

Agreed and Accepted:

By:	/s/ David Bourdon
David Bourdon